                                                                       Exhibit 2


                          AGREEMENT AND PLAN OF MERGER

                                  dated as of

                                  June 6, 1999

                                 by and between

                           SKY FINANCIAL GROUP, INC.

                                      and

                        MAHONING NATIONAL BANCORP, INC.






                               TABLE OF CONTENTS

                                                                                 PAGE
                                                                                 ----

RECITALS.....................................................................     1

                         ARTICLE I Certain Definitions

1.01     Certain Definitions.................................................     1

                             ARTICLE II The Merger

2.01     The Parent Merger...................................................     6
2.02     The Subsidiary Merger...............................................     6
2.03     Effectiveness of Parent Merger......................................     7
2.04     Effective Date and Effective Time...................................     7

                 ARTICLE III Consideration; Exchange Procedures

3.01     Merger Consideration................................................     7
3.02     Rights as Shareholders, Stock Transfers.............................     8
3.03     Fractional Shares...................................................     8
3.04     Exchange Procedures.................................................     8
3.05     Anti-Dilution Provisions............................................     9

                     ARTICLE IV Actions Pending Acquisition

4.01     Forbearances of MNB.................................................     9
4.02     Forbearances of SFG.................................................     12

                    ARTICLE V Representations and Warranties

5.01     Disclosure Schedules................................................     13
5.02     Standard............................................................     13
5.03     Representations and Warranties of MNB...............................     14
5.04     Representations and Warranties of SFG...............................     24

                              ARTICLE VI Covenants

6.01     Reasonable Best Efforts.............................................     30
6.02     Carry on Business in Normal Manner..................................     30
6.03     Shareholder Approval................................................     30
6.04     Registration Statement..............................................     30
6.05     Press Releases......................................................     31
6.06     Access; Information.................................................     32


6.07     Acquisition Proposals...............................................     32
6.08     Affiliate Agreements................................................     33
6.09     Takeover Laws.......................................................     33
6.10     Certain Policies....................................................     33
6.11     NASDAQ Listing......................................................     33
6.12     Regulatory Applications.............................................     33
6.13     Indemnification.....................................................     34
6.14     Opportunity of Employment; Employee Benefits........................     35
6.15     Notification of Certain Matters.....................................     35
6.16     Dividend Coordination...............................................     36
6.17     Board Representation................................................     36
6.18     Accounting and Tax Treatment........................................     36
6.19     No Breaches of Representations and Warranties.......................     36
6.20     Consents............................................................     36
6.21     Insurance Coverage..................................................     36
6.22     Correction of Information...........................................     36
6.23     Confidentiality.....................................................     36
6.24     Supplemental Assurances.............................................     37
6.25     SFG Acquisition Proposal............................................     37
6.26     Post-Retirement Benefits............................................     37

              ARTICLE VII Conditions to Consummation of the Merger

7.01     Conditions to Each Party's Obligation to Effect the Merger..........     38
7.02     Conditions to Obligation of MNB.....................................     38
7.03     Conditions to Obligation of SFG.....................................     40

                            ARTICLE VIII Termination

8.01     Termination.........................................................     40
8.02     Effect of Termination and Abandonment; Enforcement of Agreement.....     42

                            ARTICLE IX Miscellaneous

9.01     Survival............................................................     42
9.02     Waiver; Amendment...................................................     42
9.03     Counterparts........................................................     42
9.04     Governing Law.......................................................     42
9.05     Expenses............................................................     42
9.06     Notices.............................................................     42
9.07     Entire Understanding; No Third Party Beneficiaries..................     43
9.08     Interpretation; Effect..............................................     44
9.09     Waiver of Jury Trial................................................     44
9.10     Successors and Assigns..............................................     44

EXHIBIT A.........Form of Stock Option Agreement
EXHIBIT B.........Form of MNB Affiliate Agreement

         AGREEMENT AND PLAN OF MERGER, dated as of June 6, 1999 (this "Agreement"), is by and between Sky Financial Group, Inc. ("SFG") and Mahoning National Bancorp, Inc. ("MNB").

                                    RECITALS

         A. MNB. MNB is an Ohio corporation, having its principal place of business in Youngstown, Ohio.

         B. SFG. SFG is an Ohio corporation, having its principal place of business in Bowling Green, Ohio.

         C. Stock Option Agreement. As an inducement to the willingness of SFG to continue to pursue the transactions contemplated by this Agreement, MNB intends to grant to SFG an option pursuant to a stock option agreement, in substantially the form of Exhibit A.

         D. Intentions of the Parties. It is the intention of the parties to this Agreement that the business combinations contemplated hereby be accounted for under the "pooling-of-interests" accounting method and that each be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         E. Board Action. The respective Boards of Directors of each of SFG and MNB have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combinations provided for herein.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

         1.01 CERTAIN DEFINITIONS. The following terms are used in this Agreement with the meanings set forth below:

         "Acquisition Proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving MNB or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, MNB or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

         "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

         "Agreement to Merge" has the meaning set forth in Section 2.02.

         "Average NMS Closing Price" has the meaning set forth in
     Section 8.01(e).

         "Bank" means The Mahoning National Bank of Youngstown, a wholly-owned subsidiary of MNB.

         "BHCA" means the Bank Holding Company Act of 1956, as amended.

         "CBC" means The Citizens Banking Company, an Ohio banking corporation which is a wholly-owned subsidiary of SFG.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Compensation and Benefit Plans" has the meaning set forth in Section 5.03(m).

         "Consultants" has the meaning set forth in Section 5.03(m).

         "Costs" has the meaning set forth in Section 6.13(a).

         "Directors" has the meaning set forth in Section 5.03(m).

         "Disclosure Schedule" has the meaning set forth in Section 5.01.

         "Dissenting Shares" means any shares of MNB Common Stock held by a holder who properly demands and perfects appraisal rights with respect to such shares in accordance with applicable provisions of the OGCL.

         "Effective Date" means the date on which the Effective Time occurs.

         "Effective Time" means the effective time of the Merger, as provided for in Section 2.04.

         "Employees" has the meaning set forth in Section 5.03(m).

         "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" has the meaning set forth in Section 5.03(m).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          "Exchange Agent" has the meaning set forth in Section 3.04.

          "Exchange Fund" has the meaning set forth in Section 3.04.

          "Exchange Ratio" has the meaning set forth in Section 3.01.

          "FFIEC" means Federal Financial Institutions Examination Committee.

          "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

          "Indemnified Party" has the meaning set forth in Section 6.13(a).

          "IRS" has the meaning set forth in Section 5.03(m).

          The term "knowledge" means, with respect to a party hereto, actual knowledge of any officer of that party with the title of not less than a senior vice president and that party's in-house counsel, if any.

          "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

          "Material Adverse Effect" means, with respect to SFG or MNB, any effect that (i) is material and adverse to the financial position, results of operations or business of SFG and its Subsidiaries taken as a whole, or MNB and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either SFG or MNB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates, (b) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, (c) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement or the transactions contemplated herein, and (d) actions or omissions of a party which have been waived in accordance with
     Section 9.02 hereof.

          "Merger" collectively refers to the Parent Merger and the Subsidiary Merger, as set forth in Section 2.01 and Section 2.02, respectively.

          "Merger Consideration" has the meaning set forth in Section 2.01.

          "MNB" has the meaning set forth in the preamble to this Agreement.

          "MNB Articles" means the Articles of Incorporation of MNB.

          "MNB Affiliate" has the meaning set forth in Section 6.08(a).

          "MNB Board" means the Board of Directors of MNB.

          "MNB Code" means the Code of Regulations of MNB.

          "MNB Common Stock" means the common stock, stated value $1.00 per share, of MNB.

          "MNB Meeting" has the meaning set forth in Section 6.03.

          "MNB SEC Documents" has the meaning set forth in Section 5.03(g).

          "MNB Stock" means MNB Common Stock.

          "NASDAQ" means The NASDAQ Stock Market, Inc.'s National Market System.

          "New Certificate" has the meaning set forth in Section 3.04.

          "NASD" means The National Association of Securities Dealers.

          "OCC" means The Office of the Comptroller of the Currency.

          "OGCL" means the Ohio General Corporation Law.

          "Old Certificate" has the meaning set forth in Section 3.04.

          "OSS" means the Office of the Secretary of State of the State of Ohio.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Parent Merger" has the meaning set forth in Section 2.01.

          "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

          "Pension Plan" has the meaning set forth in Section 5.03(m).

          "Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule.

          "Proxy/Prospectus" has the meaning set forth in Section 6.04.

          "Proxy Statement" has the meaning set forth in Section 6.04.

          "Registration Statement" has the meaning set forth in Section 6.04.

          "Regulatory Authority" has the meaning set forth in Section 5.03(i).

          "Representatives" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

          "Resulting Bank" has the meaning set forth in Section 2.02.

          "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

          "SEC" means the Securities and Exchange Commission.

          "SFG" has the meaning set forth in the preamble to this Agreement.

          "SFG Articles" means the Articles of Incorporation of SFG, as amended.

          "SFG Board" means the Board of Directors of SFG.

          "SFG Code" means the Code of Regulations of SFG, as amended.

          "SFG Common Stock" means the common stock, without par value, of SFG.

          "SFG SEC Documents" has the meaning set forth in Section 5.04(g).

          "SFG Stock" means the SFG Common Stock and SFG serial preferred stock.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          "Stock Option Agreement" has the meaning set forth in Recital C.

          "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

         "Surviving Corporation" has the meaning set forth in Section 2.01.

         "Takeover Laws" has the meaning set forth in Section 5.03 (o).

         "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

         "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

         "Treasury Stock" shall mean shares of MNB Stock held by MNB or any of its Subsidiaries or by SFG or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

                                   ARTICLE II

                                   THE MERGER

         2.01 THE PARENT MERGER. At the Effective Time, MNB shall merge with and into SFG (the "Parent Merger"), the separate corporate existence of MNB shall cease and SFG shall survive and continue to exist as an Ohio corporation (SFG, as the surviving corporation in the Parent Merger, sometimes being referred to herein as the "Surviving Corporation"). SFG may at any time prior to the Effective Time change the method of effecting the Merger (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of MNB Stock as provided for in this Agreement (the "Merger Consideration"), (ii) adversely affect the tax treatment of MNB's shareholders as a result of receiving the Merger Consideration or the Merger qualifying for "pooling-of-interests" accounting treatment or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

         2.02 THE SUBSIDIARY MERGER. At the time specified by CBC in its certificate of merger filed with the OSS (which shall not be earlier than the Effective Time and is anticipated to be on or about January 31, 2000), Bank shall merge with and into CBC (the "Subsidiary Merger") pursuant to an agreement to merge (the "Agreement to Merge") to be executed by Bank and CBC and filed with the OSS and the OCC, as required. Upon consummation of the Subsidiary Merger, the separate corporate existence of Bank shall cease and CBC shall survive and continue to exist as a state banking corporation (CBC, as the resulting bank in the Subsidiary Merger, sometimes being referred to herein as the "Resulting Bank"). (The Parent Merger and the Subsidiary Merger shall sometimes collectively be referred to as the "Merger".)

         2.03 EFFECTIVENESS OF PARENT MERGER. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Parent Merger shall become effective upon the occurrence of the filing in the office of the OSS of a certificate of merger in accordance with Section 1701.81 of the OGCL or such later date and time as may be set forth in such filings. The Parent Merger shall have the effects prescribed in the OGCL.

         2.04 EFFECTIVE DATE AND EFFECTIVE TIME. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the effective date of the Parent Merger (the "Effective Date") to occur on (i) the third business day to occur after the last of the conditions set forth in
Article VII shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of SFG, on the last business day of the month in which such third business day occurs or, if such third business day occurs within the last three business days of such month, on the last business day of the succeeding month; provided, no such election shall cause the Effective Date to fall after the date specified in Section 8.01(c) hereof or after the date or dates on which any Regulatory Authority approval or any extension thereof expires, or (ii) such other date to which the parties may agree in writing. The time on the Effective Date when the Parent Merger shall become effective is referred to as the "Effective Time."

                                  ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

         3.01 MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Parent Merger and without any action on the part of any Person:

         (a) OUTSTANDING MNB COMMON STOCK AND MNB RIGHTS. Each share, excluding Treasury Stock and Dissenting Shares, of MNB Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into 1.66 shares of SFG Common Stock (the "Exchange Ratio"). The Exchange Ratio shall be subject to adjustment as set forth in Section 3.05. One preferred share purchase right issuable pursuant to the Shareholder Rights Agreement dated as of July 21, 1998 between SFG and CBC or any other purchase right issued in substitution thereof (the "SFG Rights") shall be issued together with and shall attach to each share of SFG Common Stock issued pursuant to this Section 3.01(a).

         (b) TREASURY SHARES; MNB COMMON STOCK OWNED BY SFG. Each share of MNB Common Stock held as Treasury Stock and each share of MNB Common Stock held by SFG immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         (c) OUTSTANDING SFG STOCK. Each share of SFG Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Parent Merger.

         3.02 RIGHTS AS SHAREHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of MNB Common Stock shall cease to be, and shall have no rights as, shareholders of MNB, other than to receive any dividend or other distribution with respect to such MNB Common Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article III, and appraisal rights in the case of Dissenting Shares. After the Effective Time, there shall be no transfers on the stock transfer books of MNB or the Surviving Corporation of any shares of MNB Stock.

         3.03 FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of SFG Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Parent Merger; instead, SFG shall pay to each holder of MNB Common Stock who would otherwise be entitled to a fractional share of SFG Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fractional share of SFG Common Stock to which the holder would be entitled by the Average NMS Closing Price of SFG Common Stock.

         3.04 EXCHANGE PROCEDURES. (a) At or prior to the Effective Time, SFG shall deposit, or shall cause to be deposited, with The Bank of New York (in such capacity, the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of MNB Common Stock ("Old Certificates"), for exchange in accordance with this Article III, certificates representing the shares of SFG Common Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring on or after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article III in exchange for outstanding shares of MNB Common Stock.

         (b) As promptly as practicable after the Effective Date, SFG shall send or cause to be sent to each former holder of record of shares of MNB Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder's Old Certificates for the consideration set forth in this Article III. SFG shall cause the New Certificates into which shares of a shareholder's MNB Common Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such shareholder upon delivery to the Exchange Agent of Old Certificates representing such shares of MNB Common Stock (or an indemnity affidavit reasonably satisfactory to SFG and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery.

         (c) Notwithstanding the foregoing, neither the Exchange Agent, if any, nor any party hereto shall be liable to any former holder of MNB Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (d) No dividends or other distributions with respect to SFG Common Stock with a record date occurring on or after the Effective Date shall be paid to the holder of any unsurrendered Old Certificate representing shares of MNB Common Stock converted in the Parent Merger into the right to receive shares of such SFG Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this
Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of SFG Common Stock such holder had the right to receive upon surrender of the Old Certificates.

         (e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of MNB for six months after the Effective Time shall be paid to SFG. Any shareholders of MNB who have not theretofore complied with this
Article III shall thereafter look only to SFG for payment of the shares of SFG Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on SFG Common Stock deliverable in respect of each share of MNB Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

         3.05 ANTI-DILUTION PROVISIONS. In the event SFG changes (or establishes a record date for changing) the number of shares of SFG Common Stock issued and outstanding between the date hereof and the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding SFG Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

                                   ARTICLE IV

                          ACTIONS PENDING ACQUISITION

         4.01 FORBEARANCES OF MNB. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement and/or disclosed on the Disclosure Schedule, without the prior written consent of SFG, MNB will not, and will cause each of its Subsidiaries not to:

         (a) Ordinary Course. Except as otherwise provided in this Section 4.01, conduct the business of MNB and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon MNB's ability to perform any of its material obligations under this Agreement.

         (b) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of MNB Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of MNB Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

         (c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend, other than (A) quarterly cash dividends on MNB Stock in an amount not to exceed the per share amount declared and paid in its most recent quarterly cash dividend, with record and payment dates as indicated in Section
6.15 hereof, and (B) dividends from wholly owned Subsidiaries to MNB, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

         (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of MNB or its Subsidiaries (other than the normal extension of the four existing change of control agreements with senior management), or grant any salary or wage increase or increase any employee benefit, (including incentive or bonus payments) except
(i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (iv) for grants of awards to newly hired employees consistent with past practice.

         (e) Benefit Plans. Enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of MNB or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder; provided that MNB may (i) take such actions in order to satisfy either applicable law or Previously Disclosed contractual obligations existing as of the date hereof or regular annual renewal of insurance contracts; (ii) establish and fund the grantor trust(s) that are required pursuant to the Supplemental Executive Retirement Plan for Gregory L. Ridler, any employment or change-in-control agreements that currently contain grantor trust funding requirements and that are not cancelled on or before the Effective Time, and the Executive Phantom Stock Bonus Plan in the amounts specified in Section 4.01(e) of the Disclosure Schedule; (iii) enter into agreements in forms acceptable to SFG that cancel MNB's employment and/or change-in-control protective agreements in consideration of the payments listed in section 4.01(e) of the Disclosure Schedule; (iv) pay cash bonuses on the Closing Date in the amounts accrued by MNB as of the Closing Date with respect to the Executive Annual Compensation Plan as set forth in Section 4.01(e) of the Disclosure Schedule; (v) freeze by adopting a plan amendment ceasing all benefit accruals and the timely and proper issuance of a notice pursuant to ERISA Section 204(h) its defined benefit pension plan and terminate its defined contribution 401k plan at any time before the closing, with benefit distributions deferred until the Internal Revenue Service issues a favorable determination with respect to the terminating plan's tax-qualified status upon terminations and with MNB and SFG to cooperate in good faith to apply for such approval and to agree upon associated plan termination amendments that shall, among other things, provide for the application of all assets of a terminating plan for its participants, and allow plan participants not only to receive lump-sum distributions of their benefits, but also to transfer those benefits to the tax-qualified 401K plan that SFG maintains for its employees, as well as to elect to receive an annuity (purchased from an insurance carrier) in settlement of their benefit entitlement under such pension plan (it being agreed that SFG shall terminate such pension plan as soon as possible after the Effective Date provided such pension plan is fully funded on a plan termination basis).

         (f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business.

         (g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

         (h) Governing Documents. Amend the MNB Articles, MNB Code or the articles of incorporation or code of regulations (or similar governing documents) of any of MNB's Subsidiaries, except for immaterial code of regulations amendments Previously Disclosed to SFG.

         (i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

         (j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 5.03(k)) or amend or modify in any material respect any of its existing material contracts.

         (k) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to MNB and its Subsidiaries, taken as a whole.

         (l) Adverse Actions. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying (i) for "pooling-of-interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368(a) of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in
(i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the

Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

         (m) Risk Management. Except pursuant to applicable law or regulation,
(i) implement or adopt any material change in its interest rate risk management and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

         (n) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business.

         (o) Commitments. Agree or commit to do any of the foregoing.

         4.02 FORBEARANCES OF SFG. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of MNB, SFG will not, and will cause each of its Subsidiaries not to:

         (a) Ordinary Course. Conduct the business of SFG and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse affect upon SFG's ability to perform any of its material obligations under this Agreement.

         (b) Preservation. Fail to use reasonable efforts to preserve intact in any material respect their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates.

         (c) Extraordinary Dividends. Make, declare, pay or set aside for payment any dividend other than normal quarterly dividends in accordance with past practice.

         (d) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

         (e) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to SFG and its Subsidiaries, taken as a whole.

         (f) Adverse Actions. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying (i) for "pooling-of-interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368(a) of the

Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation; provided, however, that nothing contained herein shall limit the ability of SFG to exercise its rights under the Stock Option Agreement.

         (g) Risk Management. Except pursuant to applicable law or regulation,
(i) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or (ii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

         (h) Commitments. Agree or commit to do any of the foregoing.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         5.01 DISCLOSURE SCHEDULES. On or prior to the date hereof, SFG has delivered to MNB a schedule and MNB has delivered to SFG a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items, the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section
5.03 or 5.04 or to one or more of its respective covenants contained in Article IV and Article VI; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by
Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation. MNB's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue, incorrect or to have been breached as a result of effects on MNB arising solely from actions taken in compliance with a written request of SFG.

         5.02 STANDARD. No representation or warranty of MNB or SFG contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04 has had, or is reasonably likely to have, a Material Adverse Effect.

         5.03 REPRESENTATIONS AND WARRANTIES OF MNB. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, MNB hereby represents and warrants to SFG:

         (a) ORGANIZATION, STANDING AND AUTHORITY. MNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. MNB is registered as a bank holding company under the BHCA. Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. Bank is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

         (b) CAPITAL STRUCTURE OF MNB. As of May 31, 1999, the authorized capital stock of MNB consisted solely of 15,000,000 shares of MNB Common Stock, of which 6,300,000 shares were outstanding. The outstanding shares of MNB Common Stock have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and are not subject to any preemptive rights (and were not issued in violation of any preemptive rights). As of May 31, 1999, except as Previously Disclosed in its Disclosure Schedule, (i) there were no shares of MNB Common Stock authorized and reserved for issuance, (ii) MNB did not have any Rights issued or outstanding with respect to MNB Common Stock, and
(iii) MNB did not have any commitment to authorize, issue or sell any MNB Common Stock or Rights, except pursuant to this Agreement and the Stock Option Agreement.

         (c) SUBSIDIARIES. (i)(A) MNB has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) except as Previously Disclosed, it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) except as Previously Disclosed, no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) except as Previously Disclosed, there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) except as Previously Disclosed, there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) except as Previously Disclosed, all the equity securities of each Subsidiary held by MNB or its Subsidiaries are fully paid and nonassessable (except pursuant to 12 U.S.C. Section 55) and are owned by MNB or its Subsidiaries free and clear of any Liens.

                  (ii) MNB does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

                  (iii) Each of MNB's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

         (d) CORPORATE POWER; AUTHORIZED AND EFFECTIVE AGREEMENT. Each of MNB and its Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; MNB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement; and Bank has the corporate power and authority to consummate the Subsidiary Merger and the Agreement to Merge in accordance with the terms of this Agreement.

         (e) CORPORATE AUTHORITY. Subject to receipt of the requisite adoption of this Agreement by the holders of a majority of the outstanding shares of MNB Common Stock entitled to vote thereon (which is the only shareholder vote required thereon), this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of MNB and the MNB Board prior to the date hereof. The Agreement to Merge, when executed by Bank, shall have been approved by the Board of Directors of Bank and by the MNB Board, as the sole shareholder of Bank. This Agreement is a valid and legally binding obligation of MNB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The MNB Board has received the written opinion of Danielson Associates, Inc. to the effect that as of the date hereof the consideration to be received by the holders of MNB Common Stock in the Parent Merger is fair to the holders of MNB Common Stock from a financial point of view.

         (f) REGULATORY FILINGS; NO DEFAULTS. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by MNB or any of its Subsidiaries in connection with the execution, delivery or performance by MNB of this Agreement or the Stock Option Agreement or to consummate the Merger except for (A) filings of applications, notices and the Agreement to Merge, as applicable, with and the approval of certain federal and state banking authorities, (B) filings with the SEC and state securities authorities, and (C) the filing of the certificate of merger with the OSS pursuant to the OGCL. As of the date hereof, MNB is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

                  (ii) Subject to receipt of the regulatory and shareholder approvals referred to above and expiration of related regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of MNB or of any of its Subsidiaries or to which MNB or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the

MNB Articles or the MNB Code, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

         (g) FINANCIAL REPORTS AND SEC DOCUMENTS; MATERIAL ADVERSE EFFECT. (i) MNB's Annual Reports on Form 10-K for the fiscal years ended December 31, 1996, 1997 and 1998, Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to March 31, 1999 under the Securities Act, or under
Section 13, 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, "MNB SEC Documents") with the SEC, as of the date filed, copies of which have been delivered or will be delivered to SFG, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of MNB and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such MNB SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and cash flows, as the case may be, of MNB and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

                  (ii) Since March 31, 1999, MNB and its Subsidiaries have not incurred any material liability not disclosed in MNB's SEC Documents, other than in the ordinary course of business consistent with past practice.

                  (iii) Since March 31, 1999, except as disclosed in the MNB SEC Documents, (A) MNB and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to MNB.

         (h) LITIGATION. No litigation, claim or other proceeding before any court or governmental agency is pending against MNB or any of its Subsidiaries and, to MNB's knowledge, no such litigation, claim or other proceeding has been threatened.

         (i) REGULATORY MATTERS.

               (i) Neither MNB nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Office of the Comptroller of the Currency, the Federal Reserve System and the FDIC) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "Regulatory Authorities").

               (ii) Neither it nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

         (j) COMPLIANCE WITH LAWS. Each of MNB and its Subsidiaries:

               (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

               (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to MNB's knowledge, no suspension or cancellation of any of them is threatened; and

               (iii) has received, since March 31, 1999, no notification or communication from any Governmental Authority (A) asserting that MNB or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to MNB's knowledge, do any grounds for any of the foregoing exist).

         (k) MATERIAL CONTRACTS; DEFAULTS. Except for this Agreement, the Stock Option Agreement, those agreements and other documents filed as exhibits to the MNB SEC Documents, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that restricts or limits in any way the conduct of business by it or any of its Subsidiaries (including without limitation a non-compete or similar provision). Neither it nor any of its

Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected in any way, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

         (l) NO BROKERS. Except for the engagement of Danielson Associates, Inc., no action has been taken by MNB that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

         (m) EMPLOYEE BENEFIT PLANS. (i) Section 5.03(m)(i) of MNB's Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension (including, without limitation, Pension Plans), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare (including, without limitation, "welfare plans" within the meaning of Section 3(1) of ERISA), fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained or contributed to (currently or within the last six years) by (a) MNB or any of its Subsidiaries and in which any employee or former employee (the "Employees"), consultant or former consultant (the "Consultants") officer or former officer (the "Officers"), or director or former director (the "Directors") of MNB or any of its Subsidiaries participates or to which any such Employees, Consultants, Officers or Directors either participate or are a party or (b) any ERISA Affiliate (collectively, the "Compensation and Benefit Plans"). Neither MNB nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan, except as otherwise contemplated by Section 4.01(e) of this Agreement.

                  (ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under
Section 501(a) of the Code) from the Internal Revenue Service ("IRS"), and MNB is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of MNB, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits thereunder. Neither MNB nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject MNB or any of its Subsidiaries to a tax or penalty imposed by either Section

4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

                  (iii) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by MNB or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an "ERISA Affiliate") which is considered one employer with MNB under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an "ERISA Affiliate Plan"). None of MNB, any of its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA (as defined in ERISA Sections 3(37)(A) and 4001(a)(3)) at any time since September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, to MNB's knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of MNB, there is no pending investigation or enforcement action by the PBGC, the Department of Labor (the "DOL") or IRS or any other governmental agency with respect to any Compensation and Benefit Plan. Under each Pension Plan and ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Pension Plan or ERISA Affiliate Plan), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Pension Plan or ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

                  (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which MNB or any of its Subsidiaries is a party have been timely made or have been reflected on MNB's financial statements. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. None of MNB, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

                  (v) Except as disclosed in Section 5.03(m)(v) of MNB's Disclosure Schedule, neither MNB nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as disclosed in Section 5.03(m)(v) of MNB's Disclosure Schedule, there has been no communication to Employees by MNB or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

                  (vi) MNB and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign Employees.

                  (vii) With respect to each Compensation and Benefit Plan, if applicable, MNB has provided or made available to SFG, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC within the past year (other than for premium payments); (G) most recent determination letter issued by the IRS; (H) any Form 5310, Form 5310A, Form 5300, or Form 5330 filed within the past year with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

                  (viii) Except as disclosed on Section 5.03(m)(viii) of MNB's Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective
Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

                  (ix) Except as disclosed on Section 5.03(m)(ix) of MNB's Disclosure Schedule, neither MNB nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under
Section 162(m) of the Code and the regulations issued thereunder.

                  (x) Except as disclosed on Section 5.03(m)(x) of MNB's Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of SFG, MNB or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code) of MNB on a consolidated basis, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

         (n) LABOR MATTERS. Neither MNB nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is MNB or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel MNB or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to MNB's knowledge, threatened, nor is MNB aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

         (o) TAKEOVER LAWS. MNB has taken all action required to be taken by it in order to exempt this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover laws and regulations of any state (collectively, "Takeover Laws") applicable to it, including, without limitation, the State of Ohio.

         (p) ENVIRONMENTAL MATTERS. To MNB's knowledge, neither the conduct nor operation of MNB or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to MNB's knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To MNB's knowledge, neither MNB nor any of its Subsidiaries has received any notice from any person or entity that MNB or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

         (q) TAX MATTERS. (i) All Tax Returns that are required to be filed by or with respect to MNB and its Subsidiaries have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) except for the MNB 1992 federal income tax return, the Tax Returns referred to in clause (i) have not been examined by the Internal
Revenue Service or the appropriate state, local or foreign taxing authority,
(iv) except for Tax Returns for fiscal years ended on or after December 31, 1995, the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (v) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (vi) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vii) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of MNB or its Subsidiaries. MNB has made or will make available to SFG true and correct copies of the United States federal income Tax Returns filed by MNB and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1998. Neither MNB nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by MNB's SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in MNB's SEC Documents filed on or prior to the date hereof. As of the date hereof, neither MNB nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                  (ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

                  (iii) MNB and its Subsidiaries will not be liable for any taxes as a result of any Covered Transaction.

         (r) RISK MANAGEMENT INSTRUMENTS. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for MNB's own account, or for the account of one or more of MNB's Subsidiaries or their customers (all of which are listed on MNB's Disclosure Schedule), were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of MNB or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither MNB nor its Subsidiaries, nor to MNB's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

         (s) BOOKS AND RECORDS. The books and records of MNB and its Subsidiaries have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

         (t) INSURANCE. MNB's Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by MNB or its Subsidiaries.
MNB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of MNB reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; MNB and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

         (u) ACCOUNTING TREATMENT. As of the date hereof, it is aware of no reason why the Merger will fail to qualify for "pooling-of-interests" accounting treatment.

         (v) DISCLOSURE. The representations and warranties contained in this
Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

         (w) YEAR 2000. Neither MNB nor any of its Subsidiaries has received, or has reason to believe that it will receive, a written rating of less than "satisfactory" on any Office of the Comptroller of the Currency or other Regulatory Authority Year 2000 Report of Examination. MNB has disclosed to SFG a complete and accurate copy of its plan, including an estimate of the anticipated associated costs, for addressing the issues set forth in the statements of the FFIEC dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect it and its Subsidiaries and such plan is in material compliance with the schedule set for in the FFIEC statements.

         (x) MATERIAL ADVERSE CHANGE. MNB has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since March 31, 1999 that has had a Material Adverse Effect on MNB.

         (y) ABSENCE OF UNDISCLOSED LIABILITIES. Neither MNB nor any of its Subsidiaries has any liability (contingent or otherwise) that is material to MNB on a consolidated basis, or that, when combined with all liabilities as to similar matters would be material to MNB on a consolidated basis, except as disclosed in the MNB SEC Documents.

         (z) PROPERTIES. MNB and its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected in the MNB SEC Documents as being owned by MNB as of March 31, 1999 or acquired after such date, except (i) statutory liens for amounts not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) dispositions and encumbrances in the ordinary course of business, and (v) liens on properties acquired in foreclosure or on account of debts previously contracted. All leases pursuant to which MNB or any of its Subsidiaries, as lessee, leases real or personal property (except for leases that have expired by their terms or that MNB or any such Subsidiary has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to MNB's knowledge, the lessor.

         (aa) LOANS. Each loan reflected as an asset in the MNB SEC Documents as of December 31, 1998 and each balance sheet date subsequent thereto, other than loans the unpaid balance of which does not exceed $500,000 in the aggregate, (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interest which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. Except as Previously Disclosed, as of December 31, 1998, Bank is not a party to a loan, including any loan guaranty, with any director, executive officer or 5% shareholder of MNB or any of its Subsidiaries or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. All loans and extensions of credit that have been made by Bank and that are subject either to Section 22(b) of the Federal Reserve Act, as amended, or to 12 C.F.R. sec. 563.43, comply therewith.

         (bb) ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses reflected in the MNB SEC Documents, as of their respective dates, is adequate in all material respects under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans.

         (cc) REPURCHASE AGREEMENTS. With respect to all agreements pursuant to which MNB or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, MNB or such Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

         (dd) DEPOSIT INSURANCE. The deposits of Bank are insured by the FDIC in accordance with The Federal Deposit Insurance Act ("FDIA"), and Bank has paid all assessments and filed all reports required by the FDIA.

         5.04 REPRESENTATIONS AND WARRANTIES OF SFG. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, SFG hereby represents and warrants to MNB as follows :

         (a) ORGANIZATION, STANDING AND AUTHORITY. SFG is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. SFG is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. SFG is registered as a bank holding company under the BHCA. CBC (CBC to be renamed Sky Bank effective June 8, 1999) is a state banking association duly organized, validly existing and in good standing under the laws of the State of Ohio. CBC is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

         (b) SFG STOCK. (i) As of May 31, 1999, the authorized capital stock of SFG consists of 160,000,000 shares, of which 150,000,000 shares are SFG Common Stock, of which 45,219,863 shares were outstanding and 10,000,000 shares are SFG serial preferred stock, par value $10.00 per share, of which no shares were outstanding. As of May 31, 1999, except as set forth in its Disclosure Schedule, SFG does not have any Rights issued or outstanding with respect to SFG Common Stock and SFG does not have any commitment to authorize, issue or sell any SFG Common Stock or Rights, except pursuant to this Agreement. The outstanding shares of SFG Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

                  (ii) The shares of SFG Common Stock to be issued in exchange for shares of MNB Common Stock in the Parent Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

         (c) SUBSIDIARIES. SFG has Previously Disclosed a list of all its Subsidiaries together with the jurisdiction or organization of each Subsidiary. Each of SFG's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.

         (d) CORPORATE POWER. Each of SFG and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and SFG has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby.

         (e) CORPORATE AUTHORITY; AUTHORIZED AND EFFECTIVE AGREEMENT. This Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of SFG and the SFG Board prior to the date hereof and no shareholder approval is required on the part of SFG. The Agreement to Merge, when executed by CBC, shall have been approved by the Board of Directors of CBC and by the SFG Board, as the sole shareholder of CBC. This Agreement is a valid and legally binding agreement of SFG, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors rights or by general equity principles).

         (f) REGULATORY APPROVALS; NO DEFAULTS. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by SFG or any of its Subsidiaries in connection with the execution, delivery or performance by SFG of this Agreement or to consummate the Merger except for (A) the filing of applications, notices, or the Agreement to Merge, as applicable, with and the approval of certain federal and state banking authorities; (B) the filing and declaration of effectiveness of the Registration Statement; (C) the filing of the certificate of merger with the OSS pursuant to the OGCL; (D) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of SFG Common Stock in the Parent Merger; and (E) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, SFG is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

                  (ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of SFG or of any of its Subsidiaries or to which SFG or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or Code of Regulations (or similar governing documents) of SFG or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

         (g) FINANCIAL REPORTS AND SEC DOCUMENTS; MATERIAL ADVERSE EFFECT. (i) SFG's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, SFG's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 and all other reports, registration statements, definitive proxy statements or other statements filed or to be filed by it or any of its Subsidiaries with the SEC subsequent to March 31, 1999 under the Securities Act, or under Section 13, 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, "SFG SEC Documents") as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such SFG SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of SFG and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in shareholders' equity and cash flows or equivalent statements in such SFG SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and cash flows, as the case may be, of SFG and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

                  (ii) Since March 31, 1999, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to SFG.

         (h) LITIGATION; REGULATORY ACTION. (i) No litigation, claim or other proceeding before any court or governmental agency is pending against SFG or any of its Subsidiaries and, to the best of SFG's knowledge, no such litigation, claim or other proceeding has been threatened.

                  (ii) Neither SFG nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Regulatory Authority, nor has SFG or any of its Subsidiaries been advised by a Regulatory Authority that such agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

         (i) COMPLIANCE WITH LAWS. Each of SFG and its Subsidiaries:

                  (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices; and

                  (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and

         . (iii) has received, since March 31, 1999, no notification or communication from any Governmental Authority (A) asserting that SFG or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to SFG's knowledge, do any grounds for any of the foregoing exist).

         (j) BROKERAGE AND FINDER'S FEES. Except for fees payable to its financial advisor, Sandler O'Neill & Partners, L.P., SFG has not employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder's fee, commission or other similar form of compensation in connection with this Agreement or the transactions contemplated hereby.

         (k) TAKEOVER LAWS. SFG has taken all action required to be taken by it in order to exempt this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any Takeover Laws applicable to SFG.

         (l) ENVIRONMENTAL MATTERS. To SFG's knowledge, neither the conduct nor operation of SFG or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to SFG's knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To SFG's knowledge, neither SFG nor any of its Subsidiaries has received any notice from any person or entity that SFG or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

         (m) INSURANCE. SFG has previously disclosed to MNB all of the insurance policies, binders, or bonds maintained by SFG or its Subsidiaries. SFG and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of SFG reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; SFG and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

         (n) TAX MATTERS. (i) All Tax Returns that are required to be filed by or with respect to SFG and its Subsidiaries have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) the Tax Returns referred to in clause (i) have not been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, (iv) except for Tax Returns for fiscal years ended on or after December 31, 1995, the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (v) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (vi) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vii) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of SFG or its Subsidiaries. Neither SFG nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by SFG's SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in SFG's SEC Documents filed on or prior to the date hereof. As of the date hereof, SFG has no reason to believe that any conditions exist that might prevent or impede the Parent Merger from qualifying as a reorganization with the meaning of Section 368(a) of the Code.

         (o) ACCOUNTING TREATMENT. As of the date hereof, SFG is aware of no reason why the Merger will fail to qualify for "pooling-of-interests" accounting treatment.

         (p) CONTRACTS. Neither SFG nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected in any way, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

         (q) DISCLOSURE. The representations and warranties contained in this
Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

         (r) YEAR 2000. Neither SFG nor any of its Subsidiaries has received, or has reason to believe that it will receive, a written rating of less than "satisfactory" on any Year 2000 Report of Examination of any Regulatory Authority. SFG has disclosed to MNB a complete and accurate copy of its plan, including an estimate of the anticipated associated costs, for addressing the issues set forth in the statements of the FFIEC dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect it and its Subsidiaries, and such plan is in material compliance with the schedule set forth in the FFIEC statements.

         (s) MATERIAL ADVERSE CHANGE. SFG has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since March 31, 1999 that has had a Material Adverse Effect on SFG.

         (t) ABSENCE OF UNDISCLOSED LIABILITIES. Neither SFG nor any of its Subsidiaries has any liability (contingent or otherwise) that is material to SFG on a consolidated basis, or that, when combined with all liabilities as to similar matters would be material to SFG on a consolidated basis, except as disclosed in the SFG SEC Documents.

         (u) DEPOSIT INSURANCE. The deposits of SFG's bank subsidiaries are insured by the FDIC in accordance with The Federal Deposit Insurance Act ("FDIA"), and said banks have paid all assessments and filed all reports required by the FDIA.

                                   ARTICLE VI

                                   COVENANTS

         6.01 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of MNB and SFG agrees to use their reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

         6.02 CARRY ON BUSINESS IN NORMAL MANNER. From the date of this Agreement to the Effective Date, MNB shall carry on its business in substantially the same manner as heretofore and, without the written consent of SFG, MNB shall not (a) do any of the things which they represent and warrant herein have not been done since March 31, 1999 or the date hereof, as the case may be, except as necessary to carry out this Agreement on the part of MNB; (b) engage in any transaction which would be inconsistent with any other representation or warranty of MNB set forth herein or which would cause a breach of any such representation or warranty if made at or immediately following such transaction; or (c) engage in any lending activities other than in the ordinary course of business consistent with past practice. MNB shall send to SFG via facsimile transmission a copy of all loan presentations made to MNB's Board at the same time as such presentations are transmitted to said board, to enable one of SFG's senior loan committee members to review, comment and make reasonable recommendations to the loan committee with respect to such loan presentations. MNB shall consult with SFG prior to hiring any full-time officer, other than replacement employees for positions then existing. MNB will use its reasonable best efforts to keep its business organizations intact, to keep available the services of present employees, and to preserve the goodwill of customers, suppliers, and others having business relations with them.

         6.03 SHAREHOLDER APPROVAL. MNB agrees to take, in accordance with applicable law and the MNB Articles and MNB Code, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by MNB's shareholders for consummation of the Parent Merger (including any adjournment or postponement, the "MNB Meeting"), as promptly as practicable after the Registration Statement is declared effective. The MNB Board shall recommend that its shareholders adopt this Agreement at the MNB Meeting unless otherwise necessary under the applicable fiduciary duties of the MNB Board, as determined by the MNB Board in good faith after consultation with and based upon advice of independent legal counsel.

         6.04 REGISTRATION STATEMENT. (a) SFG agrees to prepare pursuant to all applicable laws, rules and regulations a registration statement on Form S-4
(the "Registration Statement") to be filed by SFG with the SEC in connection with the issuance of SFG Common Stock in the Parent Merger (including the proxy statement and prospectus and other proxy solicitation materials of MNB constituting a part thereof (the "Proxy Statement") and all related documents). MNB agrees to cooperate, and to cause its Subsidiaries to cooperate, with SFG, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and provided that MNB and its Subsidiaries have cooperated as required above, SFG agrees to file the Proxy Statement and the Registration Statement (together, the "Proxy/Prospectus") with the SEC as promptly as reasonably practicable. Each of MNB and SFG agrees to use all reasonable efforts to cause the Proxy/Prospectus to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. SFG also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. MNB agrees to furnish to SFG all information concerning MNB, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

         (b) Each of MNB and SFG agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the MNB shareholders and at the time of the MNB Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of MNB and SFG further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

         (c) SFG agrees to advise MNB, promptly after SFG receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of SFG Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

         6.05 PRESS RELEASES. Each of MNB and SFG agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NASDAQ rules.

         6.06 ACCESS; INFORMATION. (a) Each of MNB and SFG agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

         (b) Each agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this
Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

         (c) During the period from the date of this Agreement to the Effective Time, MNB shall promptly furnish SFG with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

         6.07 ACQUISITION PROPOSALS. MNB agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Acquisition Proposal, subject to the extent that the MNB Board determines in good faith, after consultations with independent legal counsel that it is required by its fiduciary duties to do so. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than SFG with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. MNB shall promptly (within 24 hours) advise SFG following the receipt by MNB of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise SFG of any material developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

         6.08 AFFILIATE AGREEMENTS. (a) Not later than the 15th day prior to the mailing of the Proxy Statement, MNB shall deliver to SFG a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the MNB Meeting, deemed to be an "affiliate" of MNB (each, a "MNB Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135. MNB shall use its reasonable best efforts to cause each person who may be deemed to be a MNB Affiliate to execute and deliver to MNB on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit B.

         6.09 TAKEOVER LAWS. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Stock Option Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

         6.10 CERTAIN POLICIES. Prior to the Effective Date, MNB shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and SFG, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of SFG; provided, however, that MNB shall not be obligated to take any such action pursuant to this Section 6.10 unless and until SFG acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to MNB that SFG's representations and warranties, subject to Section 5.02, are true and correct as of such date and that SFG is otherwise in material compliance with this Agreement. MNB's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.10.

         6.11. NASDAQ LISTING. SFG shall file a listing application, or a NASDAQ Notification Form for Change in the Number of Shares Outstanding, as required by NASDAQ, with respect to the shares of SFG Common Stock to be issued to the holders of MNB Common Stock in the Merger.

         6.12 REGULATORY APPLICATIONS. (a) SFG and MNB and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of SFG and MNB shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

         (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

         6.13 INDEMNIFICATION. (a) Following the Effective Date, SFG shall indemnify, defend and hold harmless the present directors, officers and employees of MNB and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that MNB is permitted to indemnify (and advance expenses to) its directors, officers, and employees under the laws of the State of Ohio, the MNB Articles and the MNB Code as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer's, director's or employee's conduct complies with the standards set forth under Ohio law, the MNB Articles and the MNB Code shall be made by independent counsel (which shall not be counsel that provides material services to SFG) selected by SFG and reasonably acceptable to such officer, director or employee.

         (b) For a period of three years from the Effective Time, SFG shall use its reasonable best efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of MNB or any of its Subsidiaries (determined as of the Effective
Time) (as opposed to MNB) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, on terms no less favorable than those in effect on the date hereof; provided, however, that SFG may substitute therefor policies providing at least comparable coverage containing terms and conditions no less favorable than those in effect on the date hereof; provided, however that in no event shall SFG be required to extend more than 300 percent of the current amount expended by MNB (the "Insurance Amount") to maintain or procure such directors and officers insurance coverage; provided, further that if SFG is unable to maintain or obtain the insurance called for by this Section 6.13(b), SFG shall use is reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; and provided, further, that officers and directors of MNB or any Subsidiary may be required to make application and provide customary representations and warranties to SFG's insurance carrier for the purpose of obtaining such insurance.

         (c) Any Indemnified Party wishing to claim indemnification under
Section 6.13(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify SFG thereof; provided that the failure so to notify shall not affect the obligations of SFG under Section 6.13(a) unless and to the extent that SFG is actually prejudiced as a result of such failure.

         (d) If SFG or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of SFG shall assume the obligations set forth in this Section 6.13.

         6.14 OPPORTUNITY OF EMPLOYMENT; EMPLOYEE BENEFITS. The existing employees of MNB shall have the opportunity to continue as employees of SFG or one of its Subsidiaries, on the Effective Date; subject, however, to the right of SFG and its Subsidiaries to terminate any such employees either (i) for "cause" or (ii) pursuant to the procedures set forth in the SFG Workforce Redesign Process previously disclosed to MNB. It is understood and agreed that nothing in this Section 6.14 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give said employees any rights other than as employees at will under applicable law and said employees shall not be deemed to be third-party beneficiaries of this provision. From and after the Effective Time, MNB employees shall continue to participate in the MNB employee benefit plans in effect at the Effective Time unless and until SFG, in its sole discretion, shall determine that MNB employees shall, subject to applicable eligibility requirements, participate in employee benefit plans of SFG and that all or some of the MNB plans shall be terminated or merged into certain employee benefit plans of SFG. Notwithstanding the foregoing, each MNB employee shall be credited with years of MNB (or predecessor) service for purposes of eligibility and vesting in the employee benefit plans of SFG, and shall not be subject to any exclusion or penalty for pre-existing conditions that were covered under MNB's welfare plans immediately prior to the Effective Date, or to any waiting period relating to such coverage. If, after the Effective Date, SFG adopts a new plan or program for its employees or executives, then to the extent its employees or executives receive past service credits for any reason, SFG shall credit similarly-situated employees and executives of MNB with equivalent credit for service with MNB or its predecessors. The foregoing covenants shall survive the Merger, and SFG shall before the Effective Time adopt resolutions that amend its tax-qualified retirement plans to provide for MNB service credits referenced herein.

         6.15 NOTIFICATION OF CERTAIN MATTERS. Each of MNB and SFG shall give prompt notice to the other of any fact, event or circumstance known to it that
(i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

         6.16 DIVIDEND COORDINATION. It is agreed by the parties hereto that they will cooperate to assure that as a result of the Parent Merger, during any applicable period, there shall not be a payment of both a SFG and a MNB dividend. The parties further agree that if the Effective Closing Date is at the end of a fiscal quarter, then they will cooperate to assure that the MNB shareholders receive the dividend, if any, declared by SFG rather than the dividend for that period, if any, declared by MNB.

         6.17 BOARD REPRESENTATION. SFG shall cause its Executive Committee to nominate for election GLR to the SFG Board as soon as practicable following the effective date; and as soon as practicable following the Subsidiary Merger, SFG shall cause to be elected to the Board of Directors of CBC such nominees as selected by MNB, as approved by SFG, so as to equal approximately twenty percent (20%) of the membership of the Board of Directors of CBC.

         6.18 ACCOUNTING AND TAX TREATMENT. Each of SFG and MNB agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the ability to treat the Merger as a "pooling-of-interests" in accordance with GAAP or MNB or the shareholders of MNB to characterize the Merger as a tax-free reorganization under Section 368(a) of the IRC, and each of SFG and MNB agrees to take such action as may be reasonably required, if such action may be reasonably taken to reverse the impact of any past actions which would adversely impact the ability of SFG or MNB (as the case may be) to treat the Merger as a "pooling-of-interests" for accounting purposes or for the Merger to be characterized as a tax-free reorganization under Section 368(a) of the IRC.

         6.19 NO BREACHES OF REPRESENTATIONS AND WARRANTIES. Between the date of this Agreement and the Effective Time, without the written consent of the other party, each of SFG and MNB will not do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article III of this Agreement to become untrue or incorrect in any material respect.

         6.20 CONSENTS. Each of SFG and MNB shall use its best efforts to obtain any required consents to the transactions contemplated by this Agreement.

         6.21 INSURANCE COVERAGE. MNB shall cause the policies of insurance listed in the Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Date.

         6.22 CORRECTION OF INFORMATION. Each of SFG and MNB shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times.

         6.23 CONFIDENTIALITY. Except for the use of information in connection with the Registration Statement described in Section 7.1 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the "Information") received by each of MNB and SFG, pursuant to the terms of this Agreement shall be kept in strictest confidence; provided that, subsequent to the filing of the Registration Statement with the Securities and Exchange Commission, this
Section 6.23 shall not apply to information included in the Registration Statement or to be included in the official proxy/prospectus to be sent to the shareholders of MNB and SFG under Section 6.04. MNB and SFG agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. MNB and SFG agree to hold the Information in strictest confidence and shall not use, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of MNB or SFG to fulfill its obligations hereunder, (ii) was already known to the party receiving the Information on a nonconfidential basis prior to the disclosure or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information. It is agreed and understood that the obligations of MNB and SFG contained in this
Section 6.23 shall survive the Closing. In the event the transactions contemplated by this Agreement are not consummated, MNB and SFG agree to return all copies of the Information provided to the other promptly.

         6.24 SUPPLEMENTAL ASSURANCES. (a) On the date the Registration Statement becomes effective and on the Effective Date, MNB shall deliver to SFG a certificate signed by its principal executive officer and its principal financial officer to the effect, to such officers' knowledge, that the information contained in the Registration Statement relating to the business and financial condition and affairs of MNB, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         (b) On the date the Registration Statement becomes effective and on the Effective Date, SFG shall deliver to MNB a certificate signed by its chief executive officer and its chief financial officer to the effect, to such officers' knowledge, that the Registration Statement (other than the information contained therein relating to the business and financial condition and affairs of MNB) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         6.25 SFG ACQUISITION PROPOSAL. In the event SFG receives an Acquisition Proposal at any time prior to the Effective Time, SFG covenants and agrees to (i) promptly notify the proposed acquiring party of the existence of this Agreement and the requirements of Section 9.10 hereof and (ii) subject to the terms of this Agreement and in cooperation with MNB, use its reasonable efforts to cause the transactions contemplated by this Agreement to be consummated.

         6.26 POST-RETIREMENT BENEFITS. Certain eligible MNB retirees who are currently participants in MNB's program of post-retirement health and life insurance benefits shall, subject to SFG's buy out of such benefits pursuant to agreements with such retirees, continue to participate in such program.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of SFG and MNB to consummate the Merger is subject to the fulfillment or written waiver by SFG and MNB prior to the Effective Time of each of the following conditions:

         (a) SHAREHOLDER APPROVAL. This Agreement (including the Parent Plan of Merger) shall have been duly adopted by the requisite vote of the shareholders of MNB.

         (b) REGULATORY APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the SFG Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on SFG and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the SFG Board reasonably determines would either before or after the Effective Date be unduly burdensome.

         (c) NO INJUNCTION. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

         (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

         (e) BLUE SKY APPROVALS. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of SFG Common Stock to be issued in the Parent Merger shall have been received and be in full force and effect.

         (f) ACCOUNTING TREATMENT. SFG shall have received from Crowe, Chizek and Company, LLP, SFG's independent auditors, a letter, dated the date of or shortly prior to each of the mailing date of the Proxy Statement and the Effective Date, stating its opinion that the Merger shall qualify for pooling-of-interests accounting treatment.

         7.02 CONDITIONS TO OBLIGATION OF MNB. The obligation of MNB to consummate the Merger is also subject to the fulfillment or written waiver by MNB prior to the Effective Time of each of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of SFG set forth in this Agreement shall be true and correct, subject to
Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and MNB shall have received a certificate, dated the Effective Date, signed on behalf of SFG by the Chief Executive Officer and the Chief Financial Officer of SFG to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF SFG. SFG shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and MNB shall have received a certificate, dated the Effective Date, signed on behalf of SFG by the Chief Executive Officer and the Chief Financial Officer of SFG to such effect.

         (c) TAX OPINION. MNB shall have received an opinion of counsel to SFG, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Parent Merger constitutes a "reorganization" within the meaning of Section 368 of the Code and (ii) no gain or loss will be recognized by shareholders of MNB who receive shares of SFG Common Stock in exchange for shares of MNB Common Stock, and cash in lieu of fractional share interests, other than the gain or loss to be recognized as to cash received in lieu of fractional share interests. In rendering its opinion, counsel to SFG's independent auditors may require and rely upon representations contained in letters from MNB and SFG.

         (d) OPINION OF SFG'S COUNSEL. MNB shall have received an opinion of Squire, Sanders & Dempsey L.L.P., counsel to SFG, dated the Effective Date, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, (i) SFG is a corporation duly organized and in good standing under the laws of the State of Ohio, (ii) this Agreement has been duly executed by SFG and constitutes the binding obligation of SFG, enforceable in accordance with its terms against SFG, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing and (iii) that the SFG Common Stock to be issued as Merger Consideration, when issued, shall be duly authorized, fully paid and non-assessable, and (iv) that upon the filing of the certificate of merger with the OSS, the Parent Merger shall become effective.

         (e) FAIRNESS OPINION. MNB shall have received a fairness opinion from Danielson Associates, Inc., financial advisor to MNB, dated as of a date reasonably proximate to the date of the Proxy Statement, stating that the Merger Consideration is fair to the shareholders of MNB from a financial point of view.

         7.03 CONDITIONS TO OBLIGATION OF SFG. The obligation of SFG to consummate the Merger is also subject to the fulfillment or written waiver by SFG prior to the Effective Time of each of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of MNB set forth in this Agreement shall be true and correct, subject to
Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and SFG shall have received a certificate, dated the Effective Date, signed on behalf of MNB by the Chief Executive Officer and the Chief Financial Officer of MNB to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF MNB. MNB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and SFG shall have received a certificate, dated the Effective Date, signed on behalf of MNB by the Chief Executive Officer and the Chief Financial Officer of MNB to such effect.

         (c) OPINION OF MNB'S COUNSEL. SFG shall have received an opinion of Werner & Blank Co., LPA, counsel to MNB, dated the Effective Date, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, (i) MNB is a corporation duly organized and in good standing under the laws of the State of Ohio, (ii) this Agreement has been duly executed by MNB and constitutes a binding obligation on MNB, enforceable in accordance with its terms against MNB, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing and (iii) that, assuming approval of MNB's shareholders, upon the filing of the certificate of merger with the OSS, the Parent Merger shall become effective.

         (d) AFFILIATE AGREEMENTS. SFG shall have received the agreements referred to in Section 6.07 from each affiliate of MNB.

                                  ARTICLE VIII

                                  TERMINATION

                  8.01 TERMINATION. This Agreement may be terminated, and the Acquisition may be abandoned:

         (a) MUTUAL CONSENT. At any time prior to the Effective Time, by the mutual consent of SFG and MNB, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

         (b) BREACH. At any time prior to the Effective Time, by SFG or MNB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

         (c) DELAY. At any time prior to the Effective Time, by SFG or MNB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Parent Merger is not consummated by March 31, 2000, except to the extent that the failure of the Parent Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

         (d) NO APPROVAL. By MNB or SFG, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority;
(ii) the MNB shareholders fail to adopt this Agreement at the MNB Meeting; or
(iii) any of the closing conditions have not been met as required by Article VII hereof.

         (e) SFG COMMON STOCK. If the Average NMS Closing Price (as defined below) of SFG Common Stock is less than $22.50, then MNB may, at its option, terminate this Agreement; provided, however, that prior to MNB exercising any right of termination hereunder, SFG may, at its option, for a period of ten
(10) business days, offer to distribute to MNB shareholders, in connection with the Merger Consideration, an additional number of shares of SFG Common Stock to
(i) offset the amount by which the Average NMS Closing Price is below $22.50 plus (ii) some additional number of shares of SFG Common Stock (the "Fill Offer"). Thereafter, for a period of ten (10) business days, MNB shall have the opportunity to accept or reject the Fill Offer. If MNB rejects the Fill Offer, MNB may terminate this Agreement in accordance with the provisions hereof. For purposes of this Section 8.01(e), the term "NMS Closing Price" shall mean the price per share of the last sale of SFG Common Stock reported on the NASDAQ National Market System at the close of the trading day by the National Association of Securities Dealers, Inc. The term "Average NMS Closing Price" shall mean the arithmetic mean of the NMS Closing Prices for the ten (10) trading days immediately preceding the fifth (5th) trading day prior to the consummation of the Merger.

         (f) FAILURE TO EXECUTE AND DELIVER STOCK OPTION AGREEMENT. By SFG, if at any time prior to the close of business, Eastern Standard Time on June 7, 1999, MNB shall not have executed and delivered the Stock Option Agreement to SFG.

         8.02 EFFECT OF TERMINATION AND ABANDONMENT; ENFORCEMENT OF AGREEMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled by law or in equity.

                                   ARTICLE IX

                                 MISCELLANEOUS

         9.01 SURVIVAL. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.13, 6.14 and 6.17 and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.04(b), 6.05, 6.06(b), 8.02, and this Article IX which shall survive such termination).

         9.02 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or
(ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the MNB Meeting, this Agreement may not be amended if it would violate the OGCL or the federal securities laws.

         9.03 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

         9.04 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law are applicable).

         9.05 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing and mailing expenses shall be shared equally between MNB and SFG. All fees to be paid to Regulatory Authorities and the SEC in connection with the transactions contemplated by this Agreement shall be borne by SFG.

         9.06 NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

                  If to MNB, to:

                  Mahoning National Bancorp, Inc.
                  23 Federal Plaza
                  Youngstown, Ohio  44503-1815
                  Attn: Gregory L. Ridler, Chairman of the Board, President and Chief Executive Officer

                  With a copy to:

                  Werner & Blank Co., LPA
                  7205 West Central Avenue
                  Toledo, Ohio  43617
                  Attn:    Marty Werner

                  If to SFG, to:

                  Sky Financial Group, Inc.
                  10 E. Main Street
                  Salineville, Ohio  43945
                  Attn:    Marty E. Adams, President and
                           Chief Operating Officer

                  With a copy to:

                  Sky Financial Group, Inc.
                  221 S. Church Street
                  Bowling Green, Ohio  43402
                  Attn:    W. Granger Souder, General Counsel

                  With a copy to:

                  Squire, Sanders & Dempsey L.L.P.
                  4900 Key Tower
                  127 Public Square
                  Cleveland, Ohio  44114-1304
                  Attention:    M. Patricia Oliver, Esq.

         9.07 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement, any separate agreement entered into by the parties on even date herewith, and any Stock Option Agreement entered into represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than any such separate agreement or Stock Option Agreement). The Disclosure Schedules shall be deemed to be a part of this Agreement and shall not be amended without the prior written consent of the other party hereto. Nothing in this Agreement, whether express or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.08 INTERPRETATION; EFFECT. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         9.09 WAIVER OF JURY TRIAL. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

         9.10 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including but not limited to, with respect to SFG, any acquiring party pursuant to Section 6.25 hereof.





                                      * * *



            [the rest of this page has been intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.




                                  MAHONING NATIONAL BANCORP, INC.



                                  By:/s/ Gregory L. Ridler
                                     ------------------------------------------
                                      Name:    Gregory L. Ridler
                                      Title:   Chairman of the Board, President
                                               and Chief Executive Officer




                                  SKY FINANCIAL GROUP, INC.


                                  By:/s/ Marty E. Adams
                                     ------------------------------------------
                                      Name:    Marty E. Adams
                                      Title:   President and
                                               Chief Operating Officer

                             STOCK OPTION AGREEMENT

          This STOCK OPTION AGREEMENT ("Agreement"), effective as of this 7 day of June, 1999, by and between SKY FINANCIAL GROUP, INC., an Ohio corporation ("Grantee"); and MAHONING NATIONAL BANCORP, INC., an Ohio corporation ("Grantor");

                                   WITNESSETH:

          A. Grantor and Grantee have entered into an Agreement and Plan of Merger dated as of June 6, 1999 (the "Merger Agreement"), providing for their affiliation with one another.

          B. As further inducement for the parties to consummate the transactions contemplated by the Merger Agreement, Grantor wishes to grant Grantee the Option described herein.

          C. The Board of Directors of Grantor has approved the grant of the Option and the Merger Agreement prior to the date hereof.

              NOW, THEREFORE, the parties agree as follows:

              1. Definitions.

          Capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement.

              "Applicable Price" shall mean the highest of (i) the highest price per share of Grantor Common Stock paid for any such share by the person or groups described in the definition of a Repurchase Event, (ii) the price per share of Grantor Common Stock received by holders of Grantor Common Stock in connection with any merger or other business combination transaction which is a Purchase Event, or (iii) the highest closing sales price per share of Grantor Common Stock quoted on the National Association of Securities Dealers Automated Quotations National Market System ("NASDAQ/NMS") (or if Grantor Common Stock is not quoted on NASDAQ/NMS, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by a Grantee) during the 60 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Grantor's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Grantor as determined by a nationally recognized investment banking firm selected by Grantee, divided by the number of shares of Grantor Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or
(ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Grantor, which determination shall be conclusive for all purposes of this Agreement.

              "Bank" shall mean a financial institution subsidiary of a party.

              "Burdensome Condition" shall mean, in connection with the grant of a requisite regulatory approval or otherwise, imposition by a governmental entity of any condition or restriction upon the party or one of its Subsidiaries (as defined herein) which would reasonably be expected to either (i) have a material adverse effect after the effective time of the Merger Agreement on the present or prospective consolidated financial condition, business or operating results of the party, or (ii) prevent the parties from realizing the major portion of the economic benefits of the transactions contemplated by the Merger Agreement that they currently anticipate obtaining.

              "Commission" shall mean the Securities and Exchange Commission.

              "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

              "Grantee" shall mean Sky Financial Group, Inc..

              "Grantor" shall mean Mahoning National Bancorp, Inc..

              "Grantor Common Stock" shall mean the respective shares of common stock of the same class for which Mahoning National Bancorp, Inc. is granting an Option under this Agreement.

              "Merger Agreement" shall mean the definitive agreement executed by Sky Financial Group, Inc. and Mahoning National Bancorp, Inc. pursuant to which the parties hereto intend to affiliate.

              "Option" shall mean the option granted by Mahoning National Bancorp, Inc. to Sky Financial Group, Inc. under this Agreement.

              "Person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

              "Purchase Event" shall mean any of the following events or transactions occurring after the date of this Agreement with respect to the
Grantor:

                  (i) the Grantor or any of its Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC") (each hereinafter individually referred to as a "Subsidiary" and collectively, as the "Subsidiaries")), without having received the Grantee's prior written consent, shall have entered into an agreement with, or the Board of Directors of Grantor shall have recommended that the shareholders of Grantor approve or accept a transaction with any person (x) to merge or consolidate, or enter into any similar transaction, except as contemplated by the Merger Agreement, (y) to purchase, lease or otherwise acquire all or substantially all of the assets of the Grantor or any of its Subsidiaries, or (z) to purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 20% or more of the voting power of such Grantor or any of its Subsidiaries (other than pursuant to this Agreement);

                  (ii) any person (other than the Grantor or its Bank in a fiduciary capacity, or Grantee or a Grantee Bank in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of such Grantor Common Stock after the date of this Agreement (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder);

                  (iii) Grantor shall have breached this Agreement in any material respect, which breach shall not have been cured within fifteen (15) days after notice thereof is given by Grantor to Grantee;

                  (iv) any person other than Grantee shall have made a bona fide Takeover Proposal to the Grantor by public announcement or written communication that is or becomes the subject of public disclosure, and following such bona fide Takeover Proposal, the shareholders of the Grantor vote not to adopt the Merger Agreement;

                  (v) Grantor shall have breached the Merger Agreement following a bona fide Takeover Proposal to such Grantor or any of its Subsidiaries, which breach would entitle the Grantee to terminate the Merger Agreement and such breach shall not have been cured prior to the Notice Date (as defined below);

                  (vi) the shareholders of Grantor shall have voted and failed to approve the Merger Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a proposal to engage in an acquisition transaction; or

                  (vii) the Grantor Board of Directors shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Grantee, its recommendation that the shareholders of Grantor approve the transactions contemplated by the Merger Agreement, or Grantor or any Grantor Subsidiary or group of Grantor Subsidiaries that is, or would on an aggregate basis constitute, a Significant Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an acquisition transaction with any person other than Grantee or a Grantee Subsidiary.

              If more than one of the transactions giving rise to a Purchase Event under this Agreement is undertaken or effected, then all such transactions shall be deemed to give rise only to one Purchase Event with respect to the Option, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned.

              "Repurchase Event" shall mean if (i) any person (other than the Grantee or any subsidiary of the Grantee) shall have acquired actual ownership or control, or any "group" (as such term is defined under the Exchange Act) shall have been formed which shall have acquired actual ownership or control, of 24.9% or more of the then outstanding shares of Grantor Common Stock, or (ii) any Purchase Event shall be consummated.

              "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Grantor or any of its Subsidiaries or any proposal or offer to acquire in any manner 20% or more of the outstanding shares of any class of voting securities, or 15% or more of the consolidated assets, of the Grantor or any of its Subsidiaries, other than the transactions contemplated by the Merger Agreement. If Grantor receives an unsolicited Takeover Proposal, it shall notify Grantee promptly of the receipt of such Takeover Proposal, it being understood, however, that the giving of such notice by Grantor shall not be a condition to the right of Grantee to exercise the Option.

              2. Grant of Option.

              Subject to the terms and conditions set forth herein, Grantor hereby grants to Grantee an unconditional, irrevocable Option to purchase up to 19.9% (i.e., 1,253,700 shares as of the date of this Agreement) of Grantor Common Stock at an exercise price of $36.60 per share payable in cash as provided in Section 4. In the event the Grantor issues or agrees to issue any shares of Grantor Common Stock (other than as permitted under the Merger Agreement at a price less than the exercise price per share set forth in this section (as adjusted pursuant to Section 6), the exercise price of the Option shall be such lesser price.

              3. Exercise of Option.

                  (a) Unless the Grantee shall have breached in any material respect any material covenant, representation or warranty contained in this Agreement or the Merger Agreement and such breach shall not have been cured, the Grantee may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event shall have occurred with respect to the Grantor and be continuing; provided that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect (i) on the effective date of the transaction contemplated by the Merger Agreement, or (ii) upon termination of the Merger Agreement in accordance with the provisions thereof (other than a termination resulting from a breach by the Grantor of the Merger Agreement or following the occurrence of a Purchase Event, failure of the Grantor's shareholders to approve the Merger Agreement by the vote required under applicable law or under the respective Grantor's articles), or (iii) 12 months after termination of the Merger Agreement due to a breach by the Grantor of the Merger Agreement or, following the occurrence of a Purchase Event, failure of the Grantor's shareholders to approve the Merger Agreement by the vote required under applicable law or under the Grantor's articles. Any exercise of the Option shall be subject to compliance with applicable provisions of law.

                  (b) In the event the Grantee wishes to exercise the Option, it shall send to the Grantor a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three (3) business days nor later than 60 business days after the Notice Date for the closing of such purchase ("Closing Date"). If prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, the Grantee shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this section shall run instead from the date on which any required notification period has expired or been terminated or any requisite approval has been obtained and any requisite waiting period shall have passed.

              4. Payment and Delivery of Certificates.

                  (a) At the closing referred to in Section 3, the Grantee shall pay to the Grantor the aggregate purchase price for the shares of Grantor Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by the Grantor. Grantor shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 4 in the name of the Grantee or its assignee, transferee or designee.

                  (b) At such closing, simultaneously with the delivery of funds as provided in Section 4(a), the Grantor shall deliver to the Grantee a certificate or certificates representing the number of shares of Grantor Common Stock purchased by the Grantee, and the Grantee shall deliver to the Grantor a letter agreeing that Grantee will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

                  (c) Certificates for Grantor Common Stock delivered at a closing hereunder shall be endorsed with a restrictive legend which shall read substantially as follows:

                   The transfer of the shares represented by this certificate is subject to certain provisions of a Stock Option Agreement dated June __, 1999, between the registered holder hereof and [Grantor] (a copy of which agreement is on file at the principal office of [Grantor]). A copy of such agreement will be provided to the holder hereof without charge within five days after receipt by [Grantor] of a written request therefor. The shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, pledged, transferred, or hypothecated except pursuant to an opinion of counsel satisfactory to the corporation that such transfer is lawful.

                   The above legend shall be removed or modified as appropriate by delivery of substitute certificate(s) without such legend if the Grantee shall have delivered to the Grantor a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance satisfactory to Grantor, to the effect that such legend is not required for purposes of the Securities Act of 1933, as amended.

              5. Representations.

              The Grantor represents, warrants and covenants to the Grantee as follows:

                  (a) Grantor agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Grantor;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice of the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Grantee in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Grantee to exercise the Option and Grantor duly and effectively to issue shares of Common Stock pursuant thereto; and (iv) promptly to take all action provided herein to protect the rights of the Grantee against dilution.

                  (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued and fully paid.

                  (c) Grantor has full corporate power and authority to execute, deliver and perform this Agreement and all corporate action necessary for execution, delivery and performance of this Agreement has been duly taken by such party.

                  (d) Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby (assuming all appropriate shareholder and regulatory approvals) will violate or result in any violation of or be in conflict with or constitute a default under any term of the articles, regulations or by-laws of such party or any agreement, instrument, judgment, decree, statute, rule or order applicable to such party.

              6. Adjustment Upon Changes in Capitalization.

              The Grantor agrees that, in the event of any change in its Grantor Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. The Grantor agrees that, in the event that any additional shares of its Grantor Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the number of shares of its Grantor Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals the same percentage (as that on the date of this Agreement) of the number of shares of Grantor Common Stock then issued and outstanding without giving effect to any shares subject to or issued pursuant to the Option. Nothing contained in this Section 6 shall be deemed to authorize the Grantor to breach any provision of the Merger Agreement.

              7. Registration Rights.

              If requested by the Grantee, the Grantor shall as expeditiously as possible file a registration statement on a form of general use under the Securities Act of 1933 if necessary in order to permit the sale or other disposition of the shares of Grantor Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by the Grantee. The Grantee shall provide all information reasonably requested by the Grantor for inclusion in any registration statement to be filed hereunder. The Grantor will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The first registration effected under this Section 7 shall be at the Grantor's expense, except for underwriting commissions and the fees and disbursements of the Grantee's counsel attributable to the registration of such Grantor Common Stock. A second registration may be requested hereunder at the Grantee's expense. In no event shall Grantor be required to effect more than two registrations hereunder. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by the Grantor of other Grantor Common Stock. If requested by the Grantee, in connection with any such registration, Grantor will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements in respect of issuers of shares being sold by a selling shareholder. Upon receiving any request from a Grantee or permitted assignee thereof under this Section 7, Grantor agrees to send a copy of the registration statement and prospectus and each amendment to the Grantee and to any permitted assignee thereof known to Grantor, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

                  8. Termination.

                  This Agreement may be terminated at any time prior to the effective date of the transaction set forth in the Merger Agreement, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval by the stockholders of the matters presented in connection with the Merger Agreement:

                          (a) by mutual consent of Grantee and Grantor;

                          (b) by either Grantee or Grantor if the Federal
Reserve Board shall have issued an order denying approval of the transaction set forth in the Merger Agreement or if any governmental entity of competent jurisdiction shall have issued a final permanent order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Merger Agreement, or imposing a Burdensome Condition, and in any such case the time for appeal or petition for reconsideration of such order shall have expired without such appeal or petition being granted;

                          (c) by either Grantee or Grantor if the holding
company merger contemplated by the Merger Agreement shall not have been consummated on or before March 31, 2000, unless such date is extended by mutual consent of the parties hereto; or

                          (d) by either  Grantee or Grantor if no Purchase Event
has occurred and if any approval of their shareholders required for the consummation of the transactions set forth in the Merger Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly called and held meeting of shareholders or at any adjournment thereof.

                   9.     Effect of Termination.

                          (a) In the event of  termination  of this Agreement
by any party as provided in Section 8, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party or their respective officers or directors except (i) Sections 11, 12, 13 and 14 of this Agreement shall survive the termination and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the breach by another party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                          (b) If a Purchase Event occurs with respect to the
Grantor, then in such event Grantor shall pay to the Grantee, within five business days after a termination of this Agreement following such an event, the reasonable expenses of Grantee incurred in connection with this Agreement and the transactions set forth in the Merger Agreement, but not more than $125,000.

                   10.    Access to Information.

                   During the term of this Agreement, each party will afford each of the other parties full and free access during normal business hours to such party, its personnel, properties, contracts, books and records, and all other documents and data.

                   11.    Confidentiality.

                   Except as and to the extent required by law, no party will disclose or use, and will direct its representatives not to disclose or use, any Confidential Information (as defined below) with respect to the other parties furnished or to be furnished by such other parties, or their respective representatives to the party or its representatives at any time or in any manner other than in connection with its evaluation of the transaction proposed in this Agreement. For purposes of this section, "Confidential Information" means any information about the Merger Agreement and this Agreement as well as any information about a party stamped "confidential" or identified in writing as such promptly following its disclosure, unless (i) such information is already known to the party or its representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of the party or its representatives, (b) the use of such information is necessary in making any filing or obtaining any consent or approval required for the consummation of the transactions set forth in the Merger Agreement, or (c) the furnishing or use of such information is required by or necessary in connection with legal proceedings. In the event the transaction contemplated by this Agreement are not consummated, each of the other parties will promptly return or destroy any Confidential Information in its possession and certify in writing to the disclosing party that it has done so.

                   12.    Exclusive Dealing.

         Grantor agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any acquisition proposal ("Acquisition Proposal"); subject to the extent the Grantor Board of Directors determines in good faith, after consultations with independent legal counsel that it is required by its fiduciary duties to do so. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Grantee with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Grantor shall promptly (within 24 hours) advise Grantee following the receipt by Grantor of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise Grantee of any material developments with respect to such Acquisition Proposal immediately upon the occurrence thereof. In the event this Agreement is terminated by Grantor in accordance with the provisions of Section 8(c) hereof, it is understood and agreed that this Section 12 shall remain in full force and effect through June 30, 2000.

                   13.    Disclosure.

                   Except as and to the extent required by law, without the prior written consent of the other parties, no party will, and each will direct its representatives not to, make directly or indirectly any public comment, statement or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction among the parties or any of the terms, conditions or other aspects of the transaction proposed in this Agreement. If a party is required by law to make any such disclosure, it must first provide to the other parties the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

                   14.    Costs.

                   Except as otherwise expressly agreed, each party will be responsible for and bear all of its own costs and expenses (including any broker's or finder's fees and the expenses of its representatives) incurred at any time in connection with this Agreement and in pursuing or consummating the Merger Agreement.

                   15.    Severability.

                   If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that applicable law will not permit the Grantee to acquire the full number of shares of Grantor Common Stock provided in Section 2 (as adjusted pursuant to Section 6), it is the express intention of the Grantor to allow the Grantee to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

                   16.    Miscellaneous.

                          (a)  Third Parties.  Nothing in this Agreement,
expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

                          (b)  Entire  Agreement.   Except  as  otherwise
expressly provided herein, this Agreement contains the entire agreement among the parties with respect to the transactions contemplated hereunder and supersede all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

                          (c)  Assignment.  Neither of the parties hereto may
assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other parties, except that in the event a Purchase Event shall have occurred and be continuing, the Grantee may assign in whole or in part its rights and obligations hereunder; provided, however, that Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of the Grantor, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on the Grantee's behalf, or (iv) any other manner approved by applicable regulatory authorities.

                          (d)  Notices.   All  notices or other communications
which are required or permitted hereunder shall be in writing and sufficient if delivered by registered or certified mail, postage prepaid, express service, personal delivery, telecopy or telefacsimile to the following addresses:

                  If to Mahoning National Bancorp, Inc., to:

                  Mahoning National Bancorp, Inc.
                  23 Federal Plaza
                  Youngstown, Ohio  44503-1815
                  Attn:  Gregory L. Ridler, Chairman of the Board,
                           President and Chief Executive Officer

                  With a copy to:

                  Werner & Blank Co., LPA
                  7205 West Central Avenue
                  Toledo, Ohio  43617
                  Attn:  Marty Werner


                  If to Sky Financial Group, Inc., to:

                  Sky Financial Group, Inc.
                  10 E. Main Street
                  Salineville, Ohio  43945
                  Attn:  Marty E. Adams, President and Chief Operating Officer

                  With a copy to:

                  Sky Financial Group, Inc
                  221 S. Church Street
                  Bowling Green, Ohio  43402
                  Attn:  W. Granger Souder, General Counsel

                  With a copy to:

                  Squire, Sanders & Dempsey L.L.P.
                  4900 Key Tower
                  127 Public Square
                  Cleveland, Ohio  44114-1304
                  Attention:  M. Patricia Oliver, Esq.

                          (e)  Counterparts.  This Agreement may be executed in
any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

                          (f)  Specific  Performance.  The parties  agree that
damages would be an inadequate remedy for a breach of the provisions of this Agreement by any party hereto and that this Agreement may be enforced by a party hereto through injunctive or other equitable relief.

                          (g)  Governing  Law.  This Agreement shall be governed
by and construed in accordance with the laws of Ohio applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

                   17. Repurchase at the Option of Grantee.

                          (a) At the request of the Grantee  at any  time
commencing upon the first occurrence of a Repurchase Event and ending 12 months immediately thereafter, Grantor shall repurchase from Grantee (i) the Option and
(ii) all shares of Grantor Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this Section 17 is referred to as the "Request Date." Such repurchase shall be at an aggregate price (the "Repurchase Consideration") equal to the sum of:

                                     (i)  the aggregate  purchase price  paid
by Grantee for any shares of Grantor Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership;

                                     (ii) the excess,  if any, of (x) the
Applicable Price for each share of Grantor Common Stock over (y) the purchase price (subject to adjustment pursuant to Section 6 hereof, multiplied by the number of shares of Grantor Common Stock with respect to which the Option has not been exercised; and

                                     (iii) the excess, if any, of the Applicable
Price over the purchase price (subject to adjustment pursuant to Section 6 hereof paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred), payable by Grantee for each share of Grantor Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

                          (b) If Grantee exercises its rights under this
section, Grantor shall, within 10 business days after the Request Date, pay the Grantor Repurchase Consideration to Grantee in immediately available funds, and contemporaneously with such payment Grantee shall surrender to Grantor the Option and the certificates evidencing the shares of Grantor Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of the Federal Reserve Board or other regulatory authority is required in connection with the repayment of all or any portion of the Repurchase Consideration Grantee shall have the ongoing option to revoke its request for repurchase pursuant to this section, in whole or in part, or to require that Grantor deliver from time to time that portion of the Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If the Federal Reserve Board or any other regulatory authority disapproves of any part of Grantor's proposed repurchase pursuant to the section, Grantor shall promptly give notice of such fact to Grantee. If the Federal Reserve Board or other agency prohibits the repurchase in part but not in whole, then Grantee shall have the right (i) to revoke the repurchase request, or (ii) to the extent permitted by the Federal Reserve Board or other agency, determine whether the purchase should apply to the Option and or Option shares and to what extent to each, and Grantee shall thereupon have the right to exercise the Option as to the number of Option shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to this section and the number of shares covered by the portion of the Option (if any) that has been repurchased. Grantee shall notify Grantor of its determination under the preceding sentence within five (5) business days of receipt of notice of disapproval of the purchase.

                   Notwithstanding anything herein to the contrary, all of Grantee's rights under this section shall terminate on the date of termination of this Option.


            [the rest of this page has been intentionally left blank]

                   IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement to be effective as of the day and year set forth in the first paragraph above.

                              SKY FINANCIAL GROUP, INC.



                              By______________________________________________
                                 Marty E. Adams, President and Chief Operating Officer



                              MAHONING NATIONAL BANCORP, INC.



                              By________________________________________________
                                 Gregory L. Ridler, Chairman of the Board,
                                 President and Chief Executive Officer

                                                                       EXHIBIT B








                                                 _____________, 1999


Sky Financial Group, Inc
221 S. Church Street
Bowling Green, Ohio  43402
Attn:  W. Granger Souder, General Counsel


Gentlemen:

              I have been advised that as of the date hereof I may be deemed to be an "affiliate" of Mahoning National Bancorp, Inc. ("MNB"), as that term is defined for purposes of Paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") promulgated under the Securities Act of 1933, as amended (the "Act").

              Pursuant to the terms of the Agreement and Plan of Merger by and between Sky Financial Group, Inc. ("SFG") and MNB dated as of June ____, 1999 (the "Merger Agreement"), providing for the merger of MNB with and into SFG (the "Merger"), and as a result of the Merger, I will receive shares of SFG common stock ("SFG Common Shares") in exchange for shares of common stock of MNB ("MNB Stock") owned by me at the Effective Time (as defined and determined pursuant to the Merger Agreement). This letter is being delivered pursuant to Sections 6.08 and 7.03(d) of the Merger Agreement. I represent and warrant to SFG that in such event:

              A. I will not sell, assign or transfer the SFG Common Shares which I receive as aforesaid in violation of the Act or the Rules and Regulations. Moreover, to help insure that the Merger will qualify for pooling-of-interests accounting treatment, I shall make no sale, transfer, or other disposition of the SFG Common Shares which I receive as aforesaid until such time as financial results covering at least thirty (30) days of post-merger combined operations of SFG and MNB have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies.

Sky Financial Group, Inc.
________________, 1999


              B. I have carefully read this letter and the Merger Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the SFG Common Shares, to the extent I feel necessary, with my counsel or counsel for MNB. I understand that SFG is relying on the representations I am making in this letter and I hereby agree to hold harmless and indemnify SFG and its officers and directors from and against any losses, claims, damages, expenses (including reasonable attorneys' fees), or liabilities ("Losses") to which SFG or any officer or director of SFG may become subject under the Act or otherwise as a result of the untruth, breach, or failure of such representations. Although I have agreed to be bound by and understand the restrictions set forth in the second sentence of Paragraph A above, I am under no obligation to hold harmless and indemnify SFG or its officers and directors from any Losses that may arise from any breach by me of the restrictions set forth in the second sentence of Paragraph A.

              C. I have been advised that the issuance of the SFG Common Shares issued to me pursuant to the Merger will have been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that since I may be deemed to be an affiliate under the Rules and Regulations at the time the Merger was submitted for a vote of the shareholders of MNB, that the SFG Common Shares must be held by me indefinitely unless (i) my subsequent distribution of SFG Common Shares has been registered under the Act; (ii) a sale of the SFG Common Shares is made in conformity with the volume and other applicable limitations of a transaction permitted by Rule 145 promulgated by the Commission under the Act and as to which SFG has received satisfactory evidence of the compliance and conformity with said Rule, or (iii) a transaction in which, in the opinion of Squire, Sanders & Dempsey L.L.P. (or other counsel reasonably acceptable to SFG) or in accordance with a no-action letter from the Commission, some other exemption from registration is available with respect to any such proposed sale, transfer or other disposition of the SFG Common Shares. I am also aware of the additional limitation on transfers of SFG Common Shares set forth in the second sentence of Paragraph A above.

              D. I also understand that stop transfer instructions will be given to SFG's transfer agent with respect to any SFG Common Shares which I receive in the Merger and that there will be placed on the certificates for such SFG Common Shares, a legend stating in substance:

Sky Financial Group, Inc.
________________, 1999


                      "The shares represented by this certificate have been
              issued or transferred to the registered holder as a result of a transaction to which Rule 145 under the Securities Act of 1933, as amended (the "Act"), applies. The shares represented by this certificate may not be sold, transferred or assigned, and the issuer shall not be required to give effect to any attempted sale, transfer or assignment, except pursuant to (i) an effective registration statement under the Act, (ii) a transaction permitted by Rule 145 and as to which the issuer has received reasonable and satisfactory evidence of compliance with the provisions of Rule 145, or (iii) a transaction in which, in the opinion of Squire, Sanders & Dempsey L.L.P. or other counsel satisfactory to the issuer or in accordance with a "no action" letter from the staff of the Securities and Exchange Commission, such shares are not required to be registered under the Act."

              It is understood and agreed that the legend set forth in Paragraph D above shall be removed and any stop order instructions with respect thereto shall be canceled upon receipt of advice from Squire, Sanders & Dempsey L.L.P. or other counsel satisfactory to SFG that such actions are appropriate under the then-existing circumstances.

                                           Very truly yours,


                                           _____________________________________
                                           (Name of Affiliate)

Date: ____________, 1999
                                                  PLEASE PRINT YOUR NAME
Accepted this ___ day of _________, 1999
                                                  HERE:_________________________
SKY FINANCIAL GROUP, INC.


By:________________________________
    Name: _________________________
    Title: ________________________







                                      -3-